Exhibit 10.1

HSBC

Our Ref : IPH/CMB/OKH/LJF/lps

PRIVATE & CONFIDENTIAL

15th August 2005
Tor Minerals (M) Sdn Bhd
4 ½ Miles Lahat Road
P.O.Box 383
30200 Ipoh

Dear Sirs

Banking Facilities

Customer No : 383-136280

With reference to your letter dated 14th July 2005 we are pleased to advise that we have reviewed your banking facilities and are agreeable to revise the under mentioned revised facilities for the purposes as stated for a further period subject to the terms and conditions outlined in the attached annexure.

These facilities are subject to review at any time and, in any event by October 2005, to our customary overriding right of withdrawal and repayment on demand; and subject to there being no breach of applicable guidelines as issued by Bank Negara Malaysia and/or the policies of the Bank in effect from time to time governing continued operations of current accounts that may subject the customer’s current account (regardless of whether any overdraft thereon has been granted or otherwise) to a right of closure.  We shall be obliged if you will note to send us two signed/certified copies of your latest management accounts before that date.

Facilities	Present Limits	Proposed Limits
Overdraft	RM 500,000-00	RM 500,000-00
Bank Guarantee	RM 300,000-00	RM 300,000-00
USD Term Loan		RM 3,780,000-00**
Export Line of which Pre/Post Shipment Finance - 120 days Bankers Acceptances (BAE) - 90 days HSBC Amanah Accepted Bills-i (IAE) - 90 days	RM 8,000,000-00 RM (8,000,000-00) RM (8,000,000-00) RM (8,000,000-00)	RM 8,000,000-00 RM (8,000,000-00) RM (8,000,000-00) RM (8,000,000-00)

Loan Against Export (LAE) # Import Line of which Bankers Acceptances (BAI) - 90 days HSBC Amanah Accepted Bills-i (IAP) - 90 days	RM 500,000-00 RM (500,000-00) RM (500,000-00)	RM 3,780,000-00 * RM (3,780,000-00)* RM (3,780,000-00)*

Clean Import Loans (CIL) # Total Gross Foreign Exchange Contract Limit (inclusive of mark to market losses incurred from time to time)	RM22,500,000-00	RM22,500,000-00

**	USD1.0 million or equivalent to RM3.780 million whichever is lower.
*

Export Line interchangeable with Import Line but the total combined outstanding of Export Pre/Post Shipment Finance/BAE/IAE must not exceed RM8.0 million and total combined outstanding of Import BAI/IAP must not exceed RM3.780 million  respectively at any one time.

#	Zero limit.

Note: Import Line of RM3.780 million will revert back to RM0.50 million upon utilization of the one-off purpose stated below.

Purposes: -
Overdraft	Working capital requirement.
Bank Guarantee	For the issuance of miscellaneous guarantees in favour of relevant authorities and performance bonds to fuel oil suppliers.
USD Term Loan	To part finance the upgrading of Plant & Machineries.
Export Line

To finance local/export sales.
Bankers Acceptances (BAE)
To facilitate financing of exports/local sales of goods.

HSBC Amanah Accepted Bills-i (IAE)
 To facilitate financing of exports/local sales of halal goods (related to your business other than capital investment goods) for up to 90 days.

Loan Against Export (LAE)
 The Loan Against Export (LAE) can only be utilised for settlement of past due HSBC Amanah Accepted Bills-i.

Import Line

To finance purchases of raw materials/inventories and facilities importation of machineries and equipments via the issuance of DCs.
Bankers Acceptances (BAI)
To facilitate financing of imports/local purchases of goods.

HSBC Amanah Accepted Bills-i (IAP)
 To facilitate financing of imports/local purchases of halal goods (related to your business other than capital investment goods) for up to 90 days.

Clean Import Loans (CIL)
 The Clean Import Loans (CIL) can only be utilised for settlement of past due HSBC Amanah Accepted Bills-i.

Foreign Exchange Contract	Forward foreign exchange contracts to cover trade-Limit (inclusive of mark to market related and other permitted transactions as we may agree losses incurred from time to time) to.

The bank shall have no obligation to monitor the usage of the facilities or ensure usage for their stated purposes and reserves the right to recall the facilities if not used for the purposes granted.

We wish to draw your attention to the attached terms and conditions dated 15th August 2005 which require your understanding and acceptance of the arrangement made.

Please confirm for your foreign currency borrowings (as computed on corporate group or single entity basis) that -

[ ]	where computed on corporate group basis, your foreign currency borrowings and your holding companies’ and subsidiaries’ (‘Group’) foreign currency borrowings; or
[ ]	where computed on single entity basis, your foreign currency borrowings;

(as the case may be) from all sources (including from non-residents, offshore onshore banks and merchant banks) including those from us, do not in aggregate exceed the equivalent of RM50 million+ at any one time in terms of ECM10 of  the Malaysian Exchange Control Notices. In the event you or a company in your Group decide to negotiate or seek additional foreign currency facilities from any other sources which may lead to such foreign currency facilities to your Group exceeding the equivalent of RM50 million+, you are required to inform us and also obtain any necessary approval from the relevant authority accordingly.

+	excluding trade financing facilities (e.g. letters of credit, loan against import, bankers acceptances, ECR, bills discounting facilities), trade guarantees, and foreign exchange lines.]

It shall be your company’s sole responsibility to register any foreign currency facilities granted to you herein where the same is required to be registered with the Controller of Foreign Exchange, before drawdown in accordance with the Exchange Control Notices. We may require evidence of such registration prior to allowing drawdown.

[Where you are proposing to make any prepayments for any foreign currency facilities herein before their due date, it shall be your sole responsibility to register such prepayments with the Controller of Foreign Exchange in accordance with applicable Exchange Control Notices before effecting the payments. We may require evidence of such registration prior to allowing prepayment.]

Please confirm that all your forward exchange transactions shall be in compliance with Malaysian Exchange Control Regulations and supported by appropriate documentation, which may be required by the Bank prior to execution.

The accountholder hereby agrees that the facilities hereunder are subject to there being no breach of guidelines issued by Bank Negara Malaysia and/or policies of the Bank from time to time, and that the Bank reserves the right to recall the facilities granted hereunder in the event any of the accountholder’s current accounts are unsatisfactorily conducted as to render any of its current accounts maintained with any banks liable to closure under regulatory requirements and/or the prevailing policies of any of the banks with which such accounts are maintained, notwithstanding that the accountholder’s current account(s) with the Bank whether held solely or jointly with others has/have been conducted satisfactorily.  The Bank may rely on information furnished by the Credit Bureau established by Bank Negara Malaysia for information whether any of the customer’s current accounts have become liable to closure, and reliance by the Bank on such information shall not subject the Bank to any liability to us in the event of any inaccuracy of such information not known to the Bank.

Please arrange for the authorised signatories of your company, in accordance with the terms of the Board Resolution to be given to the bank, to sign and return to us this letter together with the required documents before 15th September 2005 to signify your understanding and acceptance of the terms and conditions under which these facilities are granted, after which date this offer will be deemed to have lapsed. Not withstanding your acceptance of offer, the Bank reserves the right to withdraw this offer without assigning any reason therefore.

In compliance with Bank Negara Malaysia’s directive, it is a term and condition of this offer that if the credit facilities are not drawn down after a period of three months from completion of documentation, and upon failure on your part to deliver your advice to the Bank in writing within 30 days from the expiry of the aforementioned three month period that the facilities are still required, we shall have the right to withdraw the facilities offered without further reference to you.

We are pleased to be of assistance to you and look forward to the development of a mutually beneficial and lasting relationship. However, should you have any query, please do not hesitate to contact our Mr Lim Jit Foo at telephone no 05-5226352.

Yours faithfully

for and on behalf of

HSBC Bank Malaysia Berhad

………………………………

Martin Ong Kie Hung

Senior Commercial Banking Manager Cameron Highlands/Perak

We confirm acceptance of the above offer as stated in your Letter of Offer dated 15th August 2005 (Ref:IPH/CMB/OKH/LJF/lps) and that the Bank's agreement to provide us with the abovementioned facilities will not contravene the provisions of Section 62 of the Banking and Financial Institutions act 1989.  We accept that the Bank reserves the right to recall the facilities in the event that the facilities extended to us is not in compliance with the aforementioned section of the Act.

We further agree that your Letter of Offer embodies in writing all the terms for the Banking Facilities to be granted to us and hereby confirm that any warranties, promises, representations collateral agreements that may have been made or made to us, orally or otherwise by you in the course of the pre-contractual negotiations that have not now been included in your Letter of Offer shall hereafter be deemed by us to have lapsed and not legally binding upon you nor shall it be raised by us as a defence or to support any claim by us in any legal proceedings.

We confirm that all our forward foreign exchange transactions shall be in compliance with Malaysian Exchange Control Regulations and supported by appropriate documentation which may be required by the Bank prior to execution.

We acknowledge that we are entering into each FEX transaction in reliance only upon our own judgement and in accordance with Section 7 of IFEMA terms.

We agree that each party may electronically record all telephonic conversations and any such tape recordings may be submitted in evidence in any proceedings for any purpose relating to any FEX transaction.

We hereby agree that the facilities hereunder are subject to there being no breach of applicable guidelines as issued by Bank Negara Malaysia and/or the policies of the Bank in effect from time to time governing continued operations of current accounts that may subject the customer’s current account to a right of closure (whether by the Bank, or any other bank with which the customer maintains a current account, following its or their respective prevailing policies) and the Bank reserves the right to recall the facilities granted hereunder in such event notwithstanding that the accountholder’s current account(s) with the Bank whether held solely or jointly with others has/have been conducted satisfactorily.

At your request, we hereby irrevocably and unconditionally authorise you to debit our current account no 383-136280-001 maintained at your Ipoh branch with monthly interest and loan repayments due and payable to you, insurance premium, service charges and all other monies due and arising out of the facilities extended and/or security given.

We confirm our foreign currency borrowings (as computed on corporate group or single entity basis) —

[ ]	where computed on corporate group basis, your foreign currency borrowings and your holding companies’ and subsidiaries’ (‘Group’) foreign currency borrowings; or
[ ]	where computed on single entity basis, your foreign currency borrowings;

(as the case may be) from all sources (including from non-residents, offshore onshore banks and merchant banks) including those from us, do not in aggregate exceed the equivalent of RM50 million+ at any one time in terms of ECM10 of  the Malaysian Exchange Control Notices. In the event we or a company in our Group decide to negotiate or seek additional foreign currency facilities from any other sources which may lead to such foreign currency facilities to your Group exceeding the equivalent of RM50 million+, we shall inform you and also obtain any necessary approval from the relevant authority accordingly.

+	excluding trade financing facilities (e.g. letters of credit, loan against import, bankers acceptances, ECR, bills discounting facilities), trade guarantees, and foreign exchange lines.]

It shall be our company’s sole responsibility to register any foreign currency facilities granted to us herein where the same is required to be registered with the Controller of Foreign Exchange, before drawdown in accordance with the Exchange Control Notices.

[Where we are proposing to make any prepayments for any foreign currency facilities herein before the due date, it shall be our sole responsibility to register such prepayments with the Controller of Foreign Exchange in accordance with applicable Exchange Control Notices before effecting the payments.]

We accept and shall comply with the following covenants: -

1)       Utilization of facilities granted must maintained at a level of not less than 50%.

2)       Trade debts due from the holding company/any related company must not more than RM6.0 million at the close of every financial year i.e. 31DEC.

3)       The company to maintain a gearing of not more than 150% so long as the facilities remain.

In consideration of your agreeing to trade and pay on maturity of the HSBC Amanah Accepted Bills-i drawn on/accepted by you up to a maximum limit of RM8.0 million for IAE and RM3.780 million for IAP respectively against trade bills drawn by us or drawn on us, we hereby make the following undertaking and authorisations:-

1.   It is hereby agreed that in the event a pledge is not for any reason whatsoever created or perfected as herein stated, we shall nevertheless, and we hereby unconditionally agrees to the executed Trade Financing General Agreement/General Security Agreement Relating to Goods be deemed to have created a charge over the Documents and the Goods, in favour of the Bank, and the provisions herein relating to a pledge shall apply, mutatis mutandis, to a charge.

2.   We hereby unconditionally agree that the Bank shall not be deemed to have approved, ratified or accepted any act done by us in our capacity as agent of the Bank in the event the Bank shall be of the opinion, which opinion shall be final, that such act was done without proper authority and we shall indemnify the Bank, its officers and employees against or in respect of all liabilities, claims, losses, costs (including on solicitor-client basis) and damages of any kind which may be incurred by any of them and all actions or proceedings which may be brought by or against them in connection with the same or any matter related thereto.

3.   We hereby unconditionally agree that the Bank shall not be liable or responsible for any misrepresentations made or frauds or other acts of similar nature committed by us or any of our officers, employees or agents in our or their capacity as agent of the Bank and we shall indemnify the Bank, its officers and employees against or in respect of all liabilities, claims, losses, costs (including on a solicitor-client basis) and damages of any kind which may be incurred by any of them and all actions or proceedings which may be brought by or against them in connection with the same or any matter related thereto.

     Undertaking and authorisations of 1, 2 and 3 of above are deemed to be incorporated into the conventional Trade Financing General Agreement/General Security Agreement Relating to Goods.  Where its application to Islamic financing, clauses in the conventional Trade Financing General Agreement/General Security Agreement Relating to Goods that are contrary to Syariah does not apply.

4.   On the maturity date of each Amanah Accepted Bill drawn on/accepted by you, to debit our current account with the full amount of the selling price in respect of each such Amanah Accepted Bill, without any obligation on the Bank to give us notice of dishonour and without any reference to us.  If the credit balance in our current account shall be insufficient to cover the amount of any matured Amanah Accepted Bill drawn on/accepted by you, notwithstanding anything herein to the contrary, the Bank shall be entitled by notice in writing to us, to forthwith convert the amount of the selling price in respect of such matured Amanah Accepted Bill to be an amount outstanding as a principal sum under the Bankers Acceptance Facility ("Converted Sum").  Upon such conversion, the Converted Sum shall be deemed to form part of the principal sum outstanding under the Bankers Acceptance Facility and accordingly to be secured by the existing securities listed in this Letter of Offer.

5.   In addition to our authorisations and undertakings contained in this Letter of Offer and without affecting any other provision contained in this Letter of Offer, we unconditionally authorise the Bank, in the Bank's absolute discretion, to debit our current account or any other account held with the Bank without any reference to us, with the aggregate of  the amounts of the selling prices payable under the HSBC Amanah Accepted Bills-i Facility granted to us even before the respective maturity dates of such HSBC Amanah Accepted Bills-i and any costs or expenses arising therefrom ("Aggregate Selling Prices").  In such event if the credit balance in our current account shall be insufficient to cover the amount of the Aggregate Selling Prices and notwithstanding anything to the contrary herein contained, the Bank shall be entitled by notice in writing to us, to forthwith convert the amount of the Aggregate Selling Prices to the amount outstanding as a principal sum under the Clean Import Loan or Loan Against Export Facility ("Converted Sum") whichever is applicable.  Upon such conversion, the Converted Sum shall be deemed to form part of the principal sum outstanding under the Clean Import Loan or Loan Against Export Facility and accordingly be secured by the existing securities listed in this Letter of Offer.

6.   To dispose of the proceeds of the trade Bill(s) collected towards reimbursement of the HSBC Amanah Accepted Bills-i and to debit our account with any shortage however arising.

Either

a)  agree to sell debt(s) represented by the trade Bill(s) to you and further irrevocably authorise you to dispose of the proceeds therefrom towards reimbursement of the HSBC Amanah Accepted Bills-i; OR

b)   undertake to pay to you the full amount of the relevant selling price immediately upon your notifying us to do so and in this respect we further irrevocably authorise you to debit our account accordingly, in the event that proceeds of the relevant trade Bill shall not have been received by you on or before the maturity date of HSBC Amanah Accepted Bills-i.

7.   To indemnify you against any amount outstanding in the event that you fail to recover all or any part of the selling price payable from time to time under the facility granted to us.

8.   Notwithstanding the exercise of all or any of the above specifically authorised by us, you shall have the right to take legal action to recover any moneys due to you.

9.   All terms and conditions as contained in the Bank's legal documentation shall continue to apply.

TOR MINERALS (M) SDN. BHD. (14376-W)

LEE HEE CHEW

.................................................................................
Authorised signatories and Company's Chop

Date of Acceptances :  SEPTEMBER 14, 2005

TERMS AND CONDITIONS (Annexure to Letter of Offer dated 15th August 2005)

Existing Security: -

1)   An "all monies" debenture stamped for RM10.0 million over all the fixed and floating assets of TOR Minerals (M) Sdn Bhd, that is to say a debenture to secure "all monies" in respect of general banking facilities owing from time to time including future advances, with an unlimited covenant to pay on the part of the company.

This debenture and registered charge to rank pari passu with same taken by RHB Bank Bhd (formerly known as Development & Commercial Bank Berhad).

2)   A collateral charge over HS(D)KA 1376/75 and 1377/75 for Lot Nos. 70808 and 70809 Mukim of Ulu Kinta in the name of TOR Minerals (M) Sdn Bhd as the Chargor, that is to say a Charge to secure "all monies" in respect of general banking facilities owing from time to time including future advances, with an unlimited covenant to pay on the part of the Chargor.

3)   Letter of Undertaking not to declare to pay any dividend without the prior consent of the Bank.

4)   Letter of Awareness from TOR Minerals International Inc. (formerly known as Hitox Corporation of America).

The third-party security provider/guarantor shall undertake not to divest its shareholding or any part thereof in your company without first obtaining the Bank's consent.

5)   General Security Agreement Relating To Goods dated 22 MAY 1991.

6)   Letter of Undertaking not to lend to related companies.

7)   Letter of Undertaking to upstamp the debenture whenever required by the Bank.

8)   Co-Lender's Agreement between RHB & HSBC.  HSBC's RM10.0 million rank pari passu with RHB's RM15.0 million dated 25 April 1991.

9)   Security Sharing Agreement between RHB Bank, HSBC Bank Malaysia Berhad, RHB Labuan and HSBC Labuan.

If at any time the Bank shall consider that the security is insufficient you shall within 14 days from the date of a notice from the Bank provide such further security as the Bank shall require whether in cash or otherwise of such value and for such tenure as the Bank shall in its absolute discretion decide.

Covenant:-

1)     Utilization of facilities granted must maintained at a level of not less than 50%.

2)     Trade debts due from the holding company/any related company must not more than RM6.0 million at the close of every financial year i.e. 31DEC.

3)     The company to maintain a gearing of not more than 150% so long as the facilities remain.

Required Documents: -

1)     A suitable Board Resolution authorising: -

a)   The negotiation and acceptance of the aforementioned facilities;

b)   the provision of a cash cover/cash margin, on demand by the Bank, in respect of the Bank's contingent liabilities under the documentary credits/guarantees performance bonds issued/to be issued by the Bank; and

c)     the execution of all other documents as required by the Bank.

The mode of execution on all relevant security documents in accordance with your Memorandum and Articles of Association.

2)   Submission of your audited accounts FYE 31DEC2005 and that your holding company, Tor Minerals International within 6 months from the close of financial year end.

3)  Original Purchase/Contract Agreement.

Overdraft: -

Interest

Interest will be charged by us, at 1.25% per annum at daily rests above our base-lending rate (presently at 6.0% per annum). The effective rate is therefore presently 7.25% per annum subject to fluctuations at our absolute discretion and interest will be payable monthly to the debit of your current account.

In the event the approved limit is exceeded, additional interest at the Bank's discretion will be charged and debited to your current account.

Please note that this rate is applicable even after judgement in the event of any legal proceedings.

Commitment Fee

Under the Rules of the Association of Banks in Malaysia, a commitment fee of 1.0% per annum will be levied on the unutilised portion of the overdraft facility.

Bank Guarantee: -

Commission

Commission of not less than 0.10% per month subject to a minimum of RM100-00 shall be charged for the full liability period (inclusive of the claim period of the guarantee issued).

Where a Guarantee does not have a claim period, additional commission of not less than 0.10% per month shall be charged from the date of expiry to the date of return of the Guarantee or on receipt of notification from the beneficiary that the Bank is no longer liable under the Guarantee.

Commission shall be charged when a guarantee is issued and no refund is to be allowed under any condition whatsoever.

All Guarantees issued by us must bear an expiry date and we are at liberty to refuse to issue any particular guarantee and the facilities remain subject to our immediate right to settlement on demand, as stated in the terms of your Counter Indemnity in the event of any claims being made under the guarantee.

Should any one of our guarantee be called up, we would immediately debit your account with the amount and you would arrange to have funds available for this purpose.

This facility is subject to our right to call for cash cover/cash margin on demand for prospective and contingent liabilities under the guarantees/performance bonds issued/to be issued by us.

USD Term Loan: -

Interest

Interest will be charged by us, at 1.00% per annum at daily rests above our one (1) month Funding Costs of the US Dollar.  The applicable rate of each drawdown shall be determined or revised and be payable at the commencement of each drawdown date until all monies payable hereunder are repaid in full.  Interest will be payable monthly (on 26th day of the month or on such date as may be notified by the Bank from time to time) to the debit of your current account or to another account(s) to be opened by the Bank for the purpose.

If and whenever the rate of interest is varied, the Bank may at its absolute discretion make the necessary adjustment, arrangement upon such variations either by varying the amount of any instalments or varying the number of instalments.

Overdue Interest

In the event of late payment of principal and/or interest, additional interest on the amount overdue will be charged at an additional 1.0% per annum over the above interest rate, from the due date until the date of payment.

All interest due shall be capitalised and added for all purposes to the principal sum and bear interest at the relevant applicable rate notwithstanding any demand by the bank and/or cessation of the banker and customer relationship for whatever reason.

Repayment

By 35 equal monthly instalments of USD27,789-00 (excluding interest) and a final instalment of USD27,385-00 (excluding interest) commencing one month after full drawdown.

Prepayment of Loan

No premature settlement of the FCY Loan shall be normally permitted. If an early retirement of FCY Loan is made, an appropriate penalty charge will be levied to compensate us for any exchange differences/unwinding and administrative costs.

Interest would be calculated based on a 360 or 365 day year depending on the currency.

We reserve our overriding right to call for cash cover on demand to cover the shortfall in view of exchange rate factor/variations.

In the event of prepayment, an amount equivalent to the funding loss shall be imposed. If the making of a repayment leaves a residual balance, which is not in the Bank's opinion a marketable amount, the Bank may by notice in writing to you demand immediate repayment of such residue.

Drawdown Terms

Drawdown of loan must be in accordance with the claim schedule submitted against original/certified invoices and/or documentary evidences and subject to our receiving documentary evidence that you have settled the difference between the total investment/upgrading costs of Plant & Machineries and loan approved of USD1.0 million or equivalent to RM3.780 million whichever is lower.

Drawdown amount will be on 74% of the invoices/receipts on Documentary Credit issuance.

Utilisation

This loan must be drawndown by 14th August 2006 and any portion of the loan, which has not been drawndown by that date shall thereupon be automatically cancelled, an appropriate penalty charge will be levied (on the undrawn portion) to compensate us for any exchange differences/unwinding and administrative cost .

Documentary credits: -

DC's Opening Charges

At the prevailing rates as imposed by the Association of Banks in Malaysia, currently at 0.1% for each month or part thereof,  (minimum RM50.00).

Export Credit Refinancing Scheme (Pre/Post Shipment): -

Interest

Interest will be charged by us, at 1.0% above Exim Bank funding rate which is currently at 2.50% per annum.  The effective rate is therefore 3.50% per annum, subject to fluctuations at Exim Bank's discretion.

The procedure of ECR Scheme is subject to conditions and guidelines laid down from time to time by Exim Bank.

Additional Interest on Overdue Bills

In the event of late payment of bills, additional interest on the amount overdue will be charged at additional 1.0% per annum over the prescribed interest rate, from the due date until date of payment.

All interest due shall be capitalised and added for all purposes to the principal sum and bear interest at the relevant applicable rate notwithstanding any demand by the bank and/or cessation of the banker and customer relationship for whatever reason.

Terms and Conditions For Bankers Acceptances: -

Commission

Bankers Acceptances commission to be charged at 1.0%.

Interest

Interest will be charged at a rate quoted by Bank for the respective tenures at the time of financing.  Quotations are obtainable upon request.

Payment

Notwithstanding any other provision herein contained, the Bank reserves the right at its absolute discretion to debit the full amount of each Bill on its maturity date to your current account without further reference to you.

Enhanced Clause

Sales proceeds of all Bankers Acceptances financed must be credited to your current account to meet payment of maturing Bankers Acceptances.  Notwithstanding this, all Bankers Acceptances drawn must be paid on their respective maturity dates and if there is default in such payments, the matured Bankers Acceptance will be charged at:-

i)      the maximum interest margin plus penalty (if any) prescribed by Bank Negara Malaysia from time to time; or

ii)     the original discount rate plus a late payment fee of 1.0%; or

iii)    the prevailing Bankers Acceptance discounting rate plus a late payment fee of 1.0% effective on the day the Bankers Acceptance goes into past due; or

iv)   1.0% per annum over our prevailing base lending rate plus a late payment fee of 1.50%;

whichever is the highest, for the period overdue.

Other Conditions

The minimum Bill size for each trade transactions shall be RM50,000 or such other amount as advised by Bank Negara Malaysia or any other statutory bodies.

Variation of Terms

Notwithstanding anything to the contrary contained herein, the Bank may at any time and in its absolute discretion without discharging in any way your liabilities hereunder and under the Security Documents, vary the terms herein including but not limited to the rate of interest, additional interest, commission, overdue interest, and other charges herein stated and the amount or form of the facilities granted so as to convert the existing facilities or cancel one or more facilities or create two or more from the facilities (provided always at the applicable rate of interest) and such variation etc. shall take effect upon notice being given by the Bank to you.

Terms and Conditions For HSBC Amanah Accepted Bills-i: -

Commission

HSBC Amanah Accepted Bills-i commission will be charged at 1.0%.

Margin of Profit

Margin of profit will be charged at a rate quoted by the Bank for the respective tenures at the time of financing.  Quotations are obtainable upon request.

Other Conditions

The minimum Bill size for each trade transactions shall be RM50,000 or such other amount as advised by Bank Negara Malaysia.

Enhance Clause

Sales proceeds of all HSBC Amanah Accepted Bills-i financed must be credited to your current account to meet payment of maturing HSBC Amanah Accepted Bills-i.

Payment

Notwithstanding any other provision herein contained, the Bank reserves the right at its absolute discretion to debit your current account with the full amount of the selling price in respect of each such Amanah Accepted Bill, without further reference to you.

Financing of Purchases/Imports

Purchases/Imports will be financed based on Murabahah concept.  Under this arrangement, you are appointed as the purchasing agent of the Bank.  The required raw materials/trading goods would be purchased by you on behalf of the Bank.  The Bank would then sell the raw materials/trading goods to you at a price, which will be inclusive of a profit margin and on deferred payment terms.

Financing of Sales/Exports

Sales/Exports will be financed based on Bai Al-Dayn concept.  Under this arrangement, you will sell your debt receivables to the Bank at a price to be agreed upon between both parties.  The Bank's purchase price after deducting any charges payable to the Bank will be credited to your account.

Variation of Terms

Notwithstanding anything to the contrary contained herein, the Bank may at any time and in its absolute discretion without affecting in any way your liabilities hereunder and under the Security Documents to vary and/or add to the terms herein by giving you notice in writing to that effect Provided Always that no such addition or variation shall have the effect of increasing the selling price or the commission rate or shortening the term of the Facility.

Terms and Conditions For Clean Import Loan (CIL) and/or Loan Against Export (LAE): -

Payment

All CIL and/or LAE drawn must be paid immediately.

Overdue Interest

In the event of non payment of CIL and/or LAE, the following overdue interest will be charged:

i)      The maximum interest margin prescribed by Bank Negara Malaysia plus penalty of 1.0% over our base lending rate, per annum; or

ii)     The original discount rate plus penalty of 1.0%; or

iii)    the prevailing AAB discounting rate over penalty of 1.0% effective on the day the AAB goes into past due.

whichever is the highest, for the period overdue.

Variation of Terms

Notwithstanding anything to the contrary contained herein, the Bank may at any time and in its absolute discretion without discharging in any way your liabilities hereunder and under the Security Documents, vary the terms herein including but not limited to the rate of interest, additional interest, commission, overdue interest, and other charges herein stated and the amount or form of the facilities granted so as to convert the existing facilities or cancel one or more facilities or create two or more from the facilities (provided always that the variation or conversion shall be at the applicable rate of interest) and such  variation etc. shall take effect upon notice being given by the Bank to you.

General Terms and Conditions: -

Utilisation

The procedure for accepting or discounting Bankers Acceptances/HSBC Amanah Accepted Bills-i will be subject to the conditions and guidelines laid down from time to time by Bank Negara Malaysia or other statutory bodies.

Total Gross Foreign Exchange Contract Limit (inclusive of mark-to-market losses incurred from time to time)

The Bank reserves the right at its absolute discretion to decide whether or not any utilization of the Risk Weighted Foreign Exchange Contract Limit may be made and to specify conditions only upon compliance with which such utilization may be made.

The amount and value of any and each utilization of the Risk Weighted Foreign Exchange Contract Limit or their aggregate amount and value for the purpose of calculating the amount of any available limit of the Risk Weighted Foreign Exchange Contract Limit or call for cash cover shall be as calculated by the Bank, such calculation to be conclusive.

We reserve our overriding right to call for cash cover on demand if in the Bank's view a negative foreign exchange position requires such cover, and/or to close out any or all contracts outstanding at any time, without further reference to you and to demand settlement of the balance due to us.  The right to call for cash cover shall be in addition to and without prejudice to any relevant rights contained in the English Law IFEMA.

Contracts covering foreign exchange transactions (or other treasury transactions) are governed by the conditions appearing on the reverse of the standard contract form.  These contract forms should be checked upon receipt, and the copy signed and returned to the Bank within 14 calendar days from date of contract.

FEX transactions shall be subject to Exchange Control Regulations as are applicable from time to time.  The terms applicable include (not exhaustive):

a)    the maturity date of forward contracts for the sale of any export proceeds must not be later than 6 months after the intended date of export;

b)   Forward contracts which are based on firm underlying commitments are to be for amounts and tenures corresponding with the committed payments or receipts, as the case may be;

c)   FEX transactions entered into on an anticipatory basis shall be for up to such capped amounts based on the value of payments and receipts of your company in the preceding 12 months.

The determination whether the tenure or amount of any FEX transaction is permitted under the Exchange Control Regulations shall be made by us in good faith, and shall be binding on you.  You agree that the Bank shall have no liability to you as a result of any determination so made.

All notices including the originals of contract confirmation for FEX transactions will be delivered by hand or sent by ordinary post; and all demands will be delivered by hand or sent by registered post (not being AR Registered post) to you; in both cases to the address given herein or last known to the Bank and shall be deemed received if delivered by hand at the time of delivery, if collected by hand at the time of collection and if sent by post three (3) days after posting thereof notwithstanding its subsequent return by the post office.

Where any foreign exchange transaction is required to be registered with the Controller of Foreign Exchange in accordance with Malaysian Exchange Control Regulations, you shall be fully responsible to register the same (and provide the Bank any evidence thereof if may require), unless the Bank has expressly agreed to submit the registration on your behalf.

In the absence of an executed agreement governing foreign exchange contracts, the latest published English law IFEMA terms shall apply and each utilization of the Risk Weighted Foreign Exchange Contract Limit (whether or not the relevant IFEMA Document has been signed) shall be deemed to be subject to and shall be subject to the English Law IFEMA terms unless the relevant confirmation specifies to the contrary.  In the event of any conflict between the terms of this facility letter and those of the English law IFEMA, the terms of the English Law IFEMA shall prevail save in respect of any provisions herein which are expressed to be additional to or in replacement for any relevant provisions in English Law IFEMA.  A copy of the latest published IFEMA terms is available on request.

All spot and/or forward foreign exchange contracts entered into between you and the Bank from time to time have been, are and shall be for genuine underlying trade transactions and other permitted purposes and not for speculative purposes.

Upon request, you shall provide the Bank with documentary evidence of firm underlying commitments to support the spot and/or forward foreign exchange contracts.  You acknowledge the Bank's right to cancel the spot and/or forward contracts immediately when the underlying contract covered by the spot and/or forward exchange contract does not materialise or if there is no documentary evidence or the trade is not genuine.  For anticipatory hedges, the Bank may required such evidence as it deems satisfactory prior to transacting.

Without prejudice to anything herein contained, the Bank also reserves the right (and without further reference to you) to :

-     reduce the amount of the spot and/or forward contract when the amount of receipt/payment of the underlying transaction for firm hedges is reduced to less than the amount of the spot and/or forward contract;

-     adjust the maturity date of the spot and/or forward contract when the Bank is satisfied that the due or expected date of payment/receipt of the underlying transaction for firm hedges has changed provided always that the new maturity date does not exceed the period permitted under exchange control and other relevant rules/laws;

and any differences arising therefrom shall be payable by you notwithstanding that the day originally stipulated for settlement may not have arrived, for which the Bank is hereby authorized to set-off from or debit and/or combine, consolidate any account(s) standing in your name(s) held at any Branches of the Bank.

In the absence of an executed agreement governing foreign exchange contracts, the latest published English Law IFEMA terms shall apply and each utilization of the Risk Weighted Foreign Exchange Contract Line (whether or not the relevant IFEMA Document has been signed) shall be deemed to be subject to and shall be subject to the English Law IFEMA terms unless the relevant Confirmation/contract specifies to the contrary.  Spot and/or forward contracts are also governed by the conditions appearing on the reverse of the standard contract form.

In the event of any conflict between the terms of this facility letter, those of the English Law IFEMA and the standard contracts terms, the terms shall prevail in the following order :-

(a)   the terms of the latest published English law IFEMA (a copy is available on request)

(b)   the terms of this facility letter;  and lastly

(c)   the standard contract terms

Repayment: -

All interest due shall be capitalised and added for all purposes to the principal sum and shall bear interest at the relevant applicable rate notwithstanding any demand by the Bank and/or cessation of the banker and customer relationship for whatever reason and before as well as after judgement.

For purposes of ascertaining whether the limit of the principal intended to be secured by the aforesaid security has been exceeded or not, all accumulated and capitalised interest shall be deemed to be interest and not principal sum.

In accordance with normal banking practice and notwithstanding anything to the contrary herein-contained and prior to the time for annual review, these facilities are subject to our customary overriding right of withdrawal and repayment on demand.

Variation of Terms: -

Notwithstanding anything to the contrary contained herein, the Bank may at any time and in its absolute discretion without discharging in any way your liabilities hereunder and under the security documents to vary the terms herein including but not limited to the rate of interest, additional interest, commission overdue interest, and other charges herein stated; and the amount or form of the facilities granted so as to convert the existing facilities or cancel one or more facilities or create two or more from the facilities (provided always at the applicable rate of interest) and such as variation etc. shall take effect upon notice being given by the Bank to you.

Events of Default: -

If there are circumstances likely to lead to events of default among other things due to irregularities in your financial affairs or your inability to meet your indebtedness to us, it is proposed that you contact us for an early appraisal of your commitment.

The events of default are more comprehensively dealt within the security documentation.

Without prejudice to our customary overriding right of repayment on demand, the facilities herein may be immediately suspended or terminated and these facilities or any part thereof may be withdrawn and all sums due hereunder shall be repayable on demand in the event: -

1)   You default in the payment of any instalments and/or interest or the conduct of your account has been unsatisfactorily; or

2)   you fail to observe or perform any covenants herein; or

3)   a petition is presented and not withdrawn or stayed by an order of Court within a period of 60 days of its presentment or an order is made or resolution passed for your winding-up, dissolution or liquidation; or

4)   you commence a meeting for the purpose of making or proposing and/or enter into any arrangement with or for the benefit of your creditors; or

5)   a receiver or other similar officer is appointed of the whole or any part of your assets or undertaking; or

6)   you shall cease or threaten to cease to carry on your business or to be unable to pay your debts or dispose or threaten to dispose of the whole or a substantial part of your undertaking or assets; or

7)   for any reason any guarantee or security given to us for the repayment of the facilities shall be terminated or shall lapse for any reason whatsoever or if the guarantor shall be in default under the terms of such guarantee or dies or become of unsound mind or is wound up or commits any act of bankruptcy; or

8)   any of your other indebtedness to us or any third party or parties becomes capable in accordance with the relevant terms thereof of being declared due prematurely by reason of your default or your failure to make any payment in respect thereof on the due date for each payment or if due on demand when demanded or the security for such indebtedness becomes enforceable.

9)   if, in the Bank's opinion, there is any change or threatened change in circumstances which would materially and adversely affect the company's business or financial condition or the Company's ability to perform its obligations under this letter of offer or any other agreement with the Bank, including any change or threatened change in its shareholders or directors, if a corporation;

10) you breach any of the warranties/covenants contained herein and in the security documents; or

11) any of your declaration, representation or warranty shall be untrue or incorrect; or

12) if there is a change in the majority shareholding of the company.

13) if, by reason of any change after the date of this letter of offer in applicable law, regulation or regulatory requirement or, in the interpretation or application thereof of any governmental or other authority charged with the administration thereof it shall become unlawful for the Bank to comply with its obligations herein or to continue to make available the facilities.

Other Terms: -

1)   Availability of the facilities are subject to all legal/security documentation having been completed to the satisfaction of the Bank. If security documentation could not be perfected for whatever reason within 3 months acceptance date of this Letter of Offer, the Bank reserve the right to withdraw the facility offered without further reference to you.

2)   In compliance with Bank Negara Malaysia's directive, it is a term and condition of this offer that if the credit facilities are not drawn down after a period of three months from completion of documentation, and upon failure on your part to deliver your advice to the Bank in writing within 30 days from the expiry of the aforementioned three month period that the facilities are still required, the Bank shall have the right to withdraw the facilities offered without further reference to you.

3)   Any utilisation or drawdown hereunder shall be subject to the further condition precedent that, both at the time of the request for and at the time of the making of each disbursement all conditions herein contained have been fulfilled and no default has occurred and is continuing or would result from the proposed disbursement.

4)   Unless otherwise provided, a notice/demand by the Bank hereunder or under the terms of this Letter of Offer may be served by registered post (not being AR Registered post) and shall be deemed to have been duly served on the third day following the day of posting if addressed to you at your last known address notwithstanding its subsequent return by the post office.

5)   All legal expenses and all other charges and disbursements (including stamp duty and the Bank's solicitors' fees on a solicitor and client basis) incurred in connection with or incidental to the preparation and execution of the security documents and in the recovery of the abovementioned facility/facilities and enforcement of security shall be payable by you and if remaining unpaid shall be debited without further notice to your current account or a disbursement/suspense account opened by the Bank for the purpose.

6)     The Bank shall charge at its absolute discretion, fees as follows:-

Administration Fee of RM1,000-00 per deal;
Temporary Arrangement Fee of RM200-00 per deal;
Transaction Fee of RM1,000-00 per deal;
Facility Amendment Fees of RM1,000-00 per deal;
Renewal/Review Fees of RM1,000-00 per deal;
Customer-initiated Facility Restructuring/Adjustment Fee of RM1,000-00 per deal;

    These charges shall be paid before any of the facilities are utilised and if remaining unpaid shall be debited without further notice to your current/disbursement/other account whether or not opened by the Bank for the purpose.  Notwithstanding the payment of these charges, the Bank reserves the absolute discretion whether to grant or otherwise any facility; amendment, renewal/review, restructuring/adjustment of facility and/or temporary excess or temporary drawing against uncleared effects, as the case may be.

7)   The property charged to us is to be insured against fire and other relevant risks for their full market value or replacement cost, whichever is the higher, with an insurance company acceptable to us with our interests as chargees noted therein for so long as the facilities exist.  The original copy of the policy(ies) and all future policy together with the premium receipt are to be forwarded to us upon issuance thereof.

Interest in all existing and future insurance policies must be vested in the name of the Bank.

Should you default in taking the aforementioned policy(ies), it shall be lawful but not obligatory upon the Bank to take up such policy(ies).  All charges incurred shall be debited to your current account or to a disbursement/suspense account opened by the Bank for the purpose.

8)   The assets (i.e. building, plant and machinery, stocks etc) over which you have created the aforementioned Debenture/Charge are to be adequately insured against fire and other relevant risks for their full value or replacement costs whichever is the higher with our interests as chargees noted therein for as long as the facilities exist.  The original copy of this policy and all future policies together with the premium receipts are to be forwarded to us before the expiry date.

9)   The Bank or its representatives shall be entitled to inspect and value the aforementioned property at least once every year and the costs in connection therewith will be debited to your current account or to another account opened by the Bank for the purpose.

Without prejudice to anything contained herein, the Bank may at its absolute discretion vary the amount of the facilities if the value of the property charged as shown in the valuation report is less than the amount of the facilities, or any of your representations and warranties whether contained herein or otherwise shall be found to be untrue or incorrect.

10) Inspection and valuation of the abovementioned property will be conducted at least once in every two years by us or by a firm of approved appraisers.  The costs in connection therewith will be for your account.

11)  The Bank further reserves the right to immediately recall the facilities granted herein if any of your other indebtedness to the Bank or to any third party or parties becomes capable in accordance with the relevant terms thereof of being declared due prematurely by reason of a default or your failure to make any payment in respect thereof on the due date of each payment or if due on demand when demanded or the security for such indebtedness becomes enforceable.

12)   The Third Party Security Provider/Guarantor shall undertake not to divest its shareholding or any part thereof in your company without first obtaining the Bank's consent.

13) If the effect of any, or a change in any, law or regulation is to increase the cost to us of advancing, maintaining or funding these facilities or to reduce the effective return to us, we reserve the right to require payment on demand of such amounts as we consider necessary to compensate us therefore.

14)  The facilities granted do not contravene Section 62 of the Banking and Financial Institutions Act (BAFIA) 1989.

15) The facilities are subject to review at any time and, and we shall be obliged if you will note to send us certified true copy of your latest set of audited accounts when called upon by us to do so from time to time.

16) These facilities are subject to our right to call for cash cover/cash margin on demand for prospective and contingent liabilities under the documentary credit/guarantee issued/to be issued by us.

17) Other terms and conditions as contained in the Bank's legal or security documentation/s shall apply in addition to any other terms and conditions that our solicitors will think fit to impose when formalising such documentation/s on our behalf.

18)   A certificate signed by an officer of the Bank as to any amount(s) payable hereunder shall be conclusive evidence save for manifest error.

The facilities shall be binding and for the benefit of our successors and assignees whether these facilities are now or in the future provided by us, our successors or assignees or any other party on our behalf, but you may not assign your rights or obligations hereunder.

You have authorised us in our absolute discretion without further reference or notice to you to apply any credit balance you may from time to time have in account(s) held with us in reduction of any sum then due to us.

The Bank may at its absolute discretion at any time and without further notice to you combine, consolidate or merge all or any of your accounts with any liabilities to the Bank and may set off or transfer any sum outstanding to the credit of any such accounts at any branch of the Bank anywhere and in any currency exchanges as are appropriate to implement such set-off, in or towards the satisfaction of any of your liabilities to the Bank under the facilities.

Time is of the essence of the contract but no failure or delay on our part to exercise any power, right or remedy hereunder shall operate as a waiver thereof nor shall any single or any partial exercise or waiver of any such power, right or remedy preclude its further exercise or the exercise of any power, right or remedy.  The powers, rights and remedies hereby provided are cumulative and not exclusive of any powers, rights or remedies provided by law.

19)   Subject to the provision of the security documents (where applicable), if any amount received or recovered in respect of your liabilities hereunder or any part thereof is less than the amount then due, the Bank shall apply that amount to principal, interest, profit, fees or any other amount then due and payable hereunder in such proportions and order of priority and generally in such manner as the Bank may determine.

20)   If any one or more provisions of this Letter of Offer or any part thereof shall be declared or adjudged to be illegal, invalid or unenforceable under any applicable law such, illegality invalidity or unenforceability shall not vitiate any other provisions hereof which shall remain in full force, validity and effect.

21)    You irrevocably agree that information on your accounts, facilities, conduct thereof and related information thereto, and information on any prospective accounts, facilities and services which you may open with or obtain from the Bank from time to time (‘Information’), may be:

i)      disclosed to any person the Bank considers necessary for purposes related to the provision of the account or facilities, or the operating procedures of the Bank (which shall include any accounting, client relationship or risk management functions), including to any member of the HSBC Group, any service provider or other third party;

ii)     where relevant, disclosed or shared with any bureaus or agencies established or to be established by Bank Negara Malaysia (including the Central Credit Reference Information System – “CCRIS”) or by other regulatory authorities including the Association of Banks in Malaysia and any authority, central depository or depository agent in relation to the securities industry;

iii)    disclosed to any potential assignee, guarantors and/or security providers (prospective or otherwise) and any person the Bank believes in good faith to be tendering payment for monies on your behalf.”

Such information may, where relevant, be used, stored, transferred, compiled, matched, obtained and/or exchanged by or with the aforementioned parties (‘Users’). Information shall be kept strictly confidential by the Users, save where disclosure is required under any laws or regulations to which a User is subject.

All information given by the Bank to any of the abovementioned persons is provided in good faith and for information purposes only and whilst every care is taken in compiling, collating or producing the information, the Bank and its officers shall not in any event be liable for any claim, loss, damage or liability howsoever arising (including direct or indirect, special, incidental, consequential or punitive damages or loss of profits or savings) to you or to any other persons whatsoever for the accuracy, completeness or authenticity of its contents or for the consequences of any reliance which may be placed on the information whether caused by any technical, hardware or software failure of any kind, interruption, error, omission, delay, viruses, act of God, act of war, strikes, industrial action or otherwise.

22)    Any notice demand or request may be given by ordinary or registered post (not being registered post) sent to you at its address herein stated or to your last known address and such notice shall be deemed to have been duly served three days after it is posted notwithstanding that it is returned by the postal authorities undelivered.

Notice as to variation of interest, commission, fees and all other bank charges may also be effected by a notification of the variation in the periodic statements furnished to you from time to time or by way of an unsigned notice or letter produced by the bank’s computer or by way of advertisement in any newspaper or by notification at any of the bank’s premises or in such manner as the bank deems fit and such variation shall take effect from the date stipulated therein.

23)    All monies received for the purpose of being applied in reduction of any monies owing to the Bank (whether from payments received or from the realisation of any security or otherwise) shall be treated as payments in gross and not as appropriated or attributed to any specific part or item of the monies owing to the Bank, even if appropriated thereto by any person otherwise purportedly entitled to so appropriate.

24)    Any monies received by the Bank in respect of the facilities hereunder or any security granted may be kept to the credit of a non-interest bearing suspense account for such terms as the Bank deems fit without any obligation in the meantime to apply the same or any part thereof towards settlement of any liabilities due to the bank. In the event of any liquidation or analogous thereto, the Bank may prove for and agree to accept any distributions in respect of the whole or any part of such money and liabilities in the same manner as if no security had been created.

25)    The Bank shall have the right to exercise any rights or remedies available to it under this letter of offer or pursuant to the credit facilities or otherwise (including pursuing any right of sale or possession) against you or any party providing security for the facilities concurrently or successively as it may consider appropriate.

26)    Any provision herein which is illegal or unenforceable shall not affect the validity and enforceability of the remaining provisions hereof.

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